Exhibit 107

CALCULATION OF FILING FEE TABLE

Schedule 14C

(Form Type)

Kindly MD, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to be Paid	$1,406,976,000.16	(1)	0.00015310	$215,408.03	(2)
Fees Previously Paid	-
Total Transaction Valuation	$1,406,976,000.16
Total Fees Due for Filing				$215,408.03
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$215,408.03

(1)	Aggregate number of securities to which transaction applies: as of June 1, 2025, the maximum number of shares of common stock, par value $0.001 per share (the “Company Common Stock”) of KindlyMD, Inc. to which this transaction applies is estimated to be 1,296,025,073, which consists of (1) 22,300,000 shares of Company Common Stock to be issued to the holders of Class A and Class B common stock of Nakamoto Holdings Inc. (“Nakamoto”), based on a price per share of $1.12; (2) 455,357,143 shares of Company Common Stock to be issued to subscribers pursuant to the subscription agreements entered into by the Company with each subscriber, based on a price per share of $1.12; (3) 600,000,000 shares of Company Common Stock at a price per share of $1.12 per share of Company Common Stock, in accordance with the Master Marketing Services Agreement, dated May 12, 2025, between Nakamoto and BTC, Inc.; and (4) 100,000,000 shares of Company Common Stock that may be issued to YA II PN, Ltd. upon conversion of the secured convertible debenture at an assumed minimum price per share of $2.00.

(2)	Estimated solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated by adding (1) the product of 22,300,000 shares of Company Common Stock at the price per share of $1.12; plus (2) the product of 455,357,143 shares of Company Common Stock at the price per share of $1.12; plus (3) the product of 600,000,000 shares of Company Common Stock at the price per share of $1.12; plus (4) the product of 100,000,000 shares of Company Common Stock at the price per share of $2.00. In accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00015310.